Exhibit 99.1

CVR ENERGY ADOPTS STOCKHOLDER RIGHTS PLAN

SUGAR LAND, Texas (Jan. 13, 2012) – CVR Energy, Inc. (NYSE: CVI) announced today that its Board of Directors has adopted a Stockholder Rights Plan (the “Rights Plan”) with a 15 percent threshold and declared, in conjunction with that plan, a dividend of one preferred stock purchase right for each current share of the company’s outstanding common stock, which will be distributed to stockholders of record on Jan. 23, 2012. Stockholders with existing positions above 15 percent will be grandfathered as discussed below.

The Rights Plan is intended to ensure that all stockholders receive fair and equal treatment and maintain the ability to realize the long-term value of their investment in the company. The Rights Plan will also simultaneously protect against inadequate or coercive takeover attempts, or other tactics that might be used to gain control of the company without negotiating with the Board of Directors or paying all stockholders a fair price for their shares. The Rights Plan is not designed to prevent a takeover or an offer to acquire the company, but rather to allow the Board of Directors adequate time to consider any and all alternatives that are presented.

The rights initially will trade with the company’s common shares, and will only become exercisable if a person or group acquires beneficial ownership in the company of 15 percent or more of its common stock in a transaction not approved by CVR Energy’s Board of Directors. Any person or group holding existing positions of 15 percent or more at the time of the announcement of the Rights Plan will be grandfathered and exempt from the Rights Plan. However, any additional acquisitions of common shares (other than pursuant to a dividend or distribution paid or made by the company or pursuant to a stock split or reclassification) by such person or group will cause the rights to become exercisable. Under the Rights Plan, certain synthetic interests in the company’s common shares created by derivative positions — whether or not such interests are considered to be beneficial ownership of shares of common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the company’s common stock equivalent to the economic exposure created by the derivative position.

If the rights become exercisable, all rights holders (other than the person or group triggering the rights) will be entitled to purchase the company’s common stock at a discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The Rights Plan will expire on Dec. 31, 2012, and may be redeemed at any time by the Board of Directors prior to that date. The distribution of the rights is not taxable to stockholders.

Additional details on the Rights Plan will be contained in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla. with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving central Kansas, Oklahoma, western Missouri and southwest Nebraska. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

For further information, please contact:

Investor Relations:	Media Relations:

Ed Morgan	Angie Dasbach
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3388	913-982-0482
Or	MediaRelations@CVREnergy.com
Jay Finks	Or
CVR Energy, Inc.	Tom Johnson
281-207-3588	Abernathy MacGregor Group
InvestorRelations@CVREnergy.com	212-371-5999